Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-154173

Second Prospectus Addendum to Amendment No. 2
to the Prospectus Supplement No. 1 dated March 3, 2008
to the Prospectus dated October 10, 2008 and the Prospectus Supplement dated October 10, 2008.

GS Finance Corp. Medium-Term Notes, Series A fully and unconditionally guaranteed by The Goldman Sachs Group, Inc.

Claymore CEF Index-Linked GS ConnectSM ETN

Index-Linked Notes due 2037
(Linked to the Claymore CEF Index)

        Goldman, Sachs & Co. will, and other affiliates of GS Finance Corp. may, use this second prospectus addendum and the accompanying prospectus supplement no. 1, dated March 3, 2008 (which we refer to as the “accompanying prospectus supplement”), in connection with market-making transactions or the continuous offering of Claymore CEF Index-Linked GS ConnectSM ETN Index-Linked Notes due 2037 (Linked to the Claymore CEF Index) (which we refer to as the “notes” in this second prospectus addendum).

        You should read the accompanying prospectus supplement, which describes the specific terms of the notes, together with the accompanying prospectus supplement dated October 10, 2008 relating to Medium-Term Notes, Series A of GS Finance Corp. and the accompanying prospectus dated October 10, 2008 of GS Finance Corp. Please note, however, that with effect from the date of this second prospectus addendum, the Index Calculation Agent for the notes will be NYSE Arca, Inc., a wholly owned subsidiary of Archipelago Holdings, Inc., and that references to Dow Jones Indexes, a business unit of Dow Jones & Company, Inc., as Index Calculation Agent in the accompanying amended prospectus supplement will be deemed to be references to NYSE Arca, Inc. In addition, the following disclaimer will replace and supersede the disclaimer contained in the third and fourth paragraphs on the inside front cover of the accompanying amended prospectus supplement:

        The Claymore CEF IndexSM (the “Index”) is calculated by NYSE Arca, Inc. (“NYSE Arca”). The notes, which are based on the Index, are not sponsored, endorsed, sold or promoted by NYSE Arca, and NYSE Arca makes no representation regarding the advisability of investing in the notes.

        NYSE ARCA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE CLAYMORE CEF INDEXSM OR ANY DATA INCLUDED THEREIN. IN NO EVENT SHALL NYSE ARCA HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

        The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any governmental agency, nor are they obligations of, or guaranteed by, a bank. In addition, the notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Goldman, Sachs & Co.

Prospectus Addendum dated April 28, 2009